Agreement with WANKEL AG, Germany

1- Patterns
WANKEL AG will provide 1 set of complete patterns for LCR - 407 engine in accordance with the WANKEL-offer no. 13/2005, 22. November 2005.
The Cost will be EURO 81.750,00 exclusive VAT, packing and insurance; delivery ex works Kirchberg (Saxony), Germany.

Payment will be done in the form of a Letter Credit. The Letter of credit will be made out to WANKEL AG. WANKEL AG will provide to the issuer of the letter of credit the level of completion which will be required to release funds from the letter of credit. WANKEL AG will review all aspects and confirm the work is complete all requirements need for the full set of patterns. After all partial payments have been made the final payment of the letter of credit will be for WANKEL AG.

2- Complete Engines
WANKEL AG will provide 200 complete engines LCR - 407 SG - RK (Code 12030), this will be done over several months WANKEL AG will advise a delivery schedule so issuer can incorporate in the partial releases in the L/C. Payment will be done through a letter of Credit with partial shipments to be allowed.

The target price per engine of US $2.500,00 we can not confirme in this moment, because the new calculation is not finished. What we can confirme in this moment are EURO 2.667,50 accordance with the WANKEL-offer no. 16/2005, 31. December 2005.
Note a minimum of 5 to 10 engines are required immediately. WANKEL AG will advise the number of engines it can provide. We will wire the funds to WANKEL AG's account upon confirmation of delivery information rather than a L/C due to the short time, and keep the order of 200 engines separate. During this period of producing the first 200 engines we will provide staff, to learn the proper assembly and maintenance of the engine. This would also help the initial start up to provide engines to us as well. Note the number of engines required in most likely will be increased beyond the initial 200.

3- Casting parts
WANKEL AG will provide 200 complete casting part sets for engines; this will be done as quickly as possible. WANKEL AG will provide a delivery schedule. WANKEL AG will provide a costing schedule per casting part. The same mechanics as above will apply for payment by L/C. WANKEL AG will provide a complete set of working drawings and parts list to be used for the assembly and finishing of the engine.

4 - Consulting agreement
A consulting agreement will be put into place for a period of no less then 10 years. This agreement will take some time to draw up but the principles of this agreement will be binding on both parties.
The sum of US $ 75.000,00 annually will be paid, this will be done quarterly. The payment will be made at the beginning of each quarter. (This will start upon the initial shipment in January for with the first 5-10 engines).

WANKEL AG
Bahnhofstraße 79
08107 Kirchberg (Sachsen)
[signature] 31.12.2005

Also a royalty payment of US $ 25,00 per engine built by us will be made at then end of each quarter as well. This will begin upon our production of the engine. (Note due to accounting requirements, the payment of royalty will be made approximately 3 weeks after the end of each three month period).
WANKEL AG will have the right to audit Xtreme Engines books at any time.
It is understood that your authorized travel expense will be for our account.
All future collaboration and additional research will be shared and expanses with budgets will be discussed.
Any and all engines which are manufactured through Xtreme engines (Divisions, Subsidiaries) will be available to WANKEL AG at cost plus 15%, this includes the larger engines which will be available through REI.

Xtreme Engine has all rights to trademarks / logo, Xtreme-Wankel

5 - Letter of Credit (L/C)
All Letters of Credit must be accepted and confirmed by our home bank Sparkasse Zwickau and Sparkasse Leipzig.

Future Collaboration
Short term (less then one year)
LOCR - 407 and LOCR 814
Gas
Diesel and dirty fuel
Frazer-Nash Research Ltd., England (or Kamkorp Microelectronics AG, Switzerland)

Long term
Manufacturing combining new applications,
Drone, Aero Space,
ETC

WANKEL AG
Bahnhofstraße 79
08107 Kirchberg (Sachsen)
31.12.2005

WANKEL AG, Germany

/s/ ARTHUR N. ROBINS
Nova Communication LTD., U.S.A.

Please Fax To 415 884 7506